Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Celgene Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-70083, 333-91977, 333-39716, 333-65908, 333-107980, 333-126296, 333-138497, 333-152655, 333-160955, 333-177669, 333-184634, 333-191996, 333-199638, 333-207840, 333-212728, 333-219505, and 333-223469) on Form S-8 and in the registration statements (Nos. 333-02517, 333-32115, 333-52963, 333-87197, 333-93759, 333-107977, 333-107978 and 333-214279) on Form S-3 of Celgene Corporation of our reports dated February 6, 2019, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 2018, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Celgene Corporation and subsidiaries.
As discussed in Note 1 to the consolidated financial statements, on January 1, 2018, the Company adopted on a prospective basis FASB Accounting Standards Update No. 2016-01, “Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” and Accounting Standards Update No. 2018-03, “Technical Corrections and Improvements to Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities" which requires accounting for certain equity investments and financial liabilities under the fair value option with changes in fair value recognized in Net income. The Company recognized a cumulative effect adjustment of $731 million to Retained Earnings on January 1, 2018 due to the adoption of these new accounting standards.
/s/ KPMG LLP
Short Hills, New Jersey
February 26, 2019